Exhibit 99.1

InfoSpace Appoints William J. Ruckelshaus as

President and Acting Chief Executive Officer

BELLEVUE, Wash., November 11, 2010 – InfoSpace, Inc. (NASDAQ: INSP), today announced that the Company has named InfoSpace Board member and former chief financial officer of AudienceScience, William (Bill) J. Ruckelshaus, as president and acting chief executive officer, effective immediately. Ruckelshaus succeeds William (Will) J. Lansing, who has left the Company and will be pursuing other interests. The Company’s Board of Directors will conduct a national search for a permanent chief executive officer, and will consider both internal and external candidates. Ruckelshaus will remain a member of the Board.

“Bill is a proven leader with significant experience in mergers and acquisitions” said Jim Voelker, chairman of the Board of InfoSpace. “Bill has been a great asset to the Company as a member of our Board of Directors and he possesses firsthand knowledge of InfoSpace and its businesses’ strengths and opportunities. Our Board is confident that Bill is the right person to lead InfoSpace through this transition. We believe his leadership will be invaluable as we search for a permanent CEO and continue executing against our strategic goals.”

“I am excited to be joining InfoSpace’s management team,” said Mr. Ruckelshaus, president and acting chief executive officer of InfoSpace. “During my three years on the InfoSpace Board, I have developed a deep appreciation for InfoSpace’s portfolio of products, strong customer relationships, and highly talented employees. I look forward to working with the Board, management team, and all employees to grow our search and e-commerce businesses. With InfoSpace’s growing cash balance, I will also leverage my corporate development and transactional experience to continue the pursuit of acquisition opportunities to drive growth and shareholder value.”

“On behalf of the Board of Directors, I would like to thank Will for his time, commitment, and service to InfoSpace and wish him the best in his future endeavors,” Mr. Voelker concluded.

William J. Ruckelshaus previously served as chief financial officer of AudienceScience, Inc., a venture-backed leading digital advertising, technology, and services company. Prior to that, Mr. Ruckelshaus was senior vice president and head of corporate development for Expedia, Inc., where he oversaw Expedia’s acquisitions and led strategic planning and cross-company business development efforts. Mr. Ruckelshaus came to Expedia from Credit Suisse First Boston Technology Group, where he was a director of mergers and acquisitions, focusing on services, software, and Internet verticals. Before that, he worked in the planning department at PepsiCo’s Frito-Lay division, and was a consultant at Booz-Allen & Hamilton. Mr. Ruckelshaus is a graduate of Princeton University and the University of Virginia Darden School of Business.

About InfoSpace

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace’s proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile® (www.dogpile.com), InfoSpace.com® (www.infospace.com), MetaCrawler® (www.metacrawler.com), WebCrawler® (www.webcrawler.com), and WebFetch® (www.webfetch.com). InfoSpace’s metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an e-commerce channel that includes a collection of more than 200 specialty retail stores under the Mercantila® (www.mercantila.com) brand and an innovative online search engine optimization tool, WebPosition® (www.webposition.com). More information may be found at www.infospaceinc.com.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, Mercantila, and other marks are trademarks of InfoSpace, Inc. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Contacts:

Stacy Ybarra

425-709-8127

stacy.ybarra@infospace.com

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This release contains forward-looking statements relating to the appointment of William J. Ruckelshaus as president and acting CEO and the Company’s strategic plans. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict, including, but not limited to: the successful execution of the Company’s strategic initiatives; general economic, industry, and market sector conditions; the progress and costs of the development of our products and services; the timing and extent of market acceptance of those products and services; our dependence on companies to distribute our products and services; the ability to successfully integrate acquired businesses, operating plans, and marketing strategies; and the condition of our cash investments. A more detailed description of these and certain other factors that could affect actual results is included in InfoSpace’s most recent Annual Report on Form 10-K and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.